Exhibit 4.3
DESCRIPTION OF SECURITIES
Authorized Capital Stock
We have the authority to issue a total of 200,000,000 shares of capital stock, consisting of 190,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, of which, 2,000,000 shares are currently designated as Series A Junior Participating Preferred Stock.

Common Stock
The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of our preferred stock which we may designate and issue in the future.

Voting rights
Holders of shares of common stock are entitled to one vote for each share on each matter properly submitted to our stockholders on which holders of common stock are entitled to vote. The holders of common stock do not have cumulative voting rights.

Dividend rights
Subject to limitations under the Delaware General Corporation Law and to the rights of holders of any outstanding series of preferred stock, the holders of shares of common stock are entitled to receive ratably dividends and other distributions when, as and if declared by our board of directors out of assets or funds legally available therefor.

Liquidation rights
In the event of the liquidation, dissolution or winding-up of the Company, holders of common stock are entitled to share ratably in proportion to their shareholding in our assets, if any, remaining after the payment of all our debts and liabilities, subject to any liquidation preference of any outstanding series of preferred stock.

Other rights
Holders of common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. Shares of our common stock are not convertible. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock
Preferred stock may be issued from time to time in one or more series. The Board of Directors (the “Board”) is hereby expressly authorized to provide for the issuance of shares of preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and the qualifications, limitations and restrictions thereof.

Series A Junior Participating Preferred Stock
On November 7, 2022, the Board adopted a Section 382 rights plan and declared a dividend of one right (a “Right”) for each outstanding share of our common stock to stockholders of record at the close of business on November 17, 2022. The Board adopted the Section 382 rights plan in an effort to protect stockholder value by attempting to protect against a possible limitation on our ability to use our net operating losses, any loss or deduction attributable to a “net unrealized built-in loss” and other tax attributes (collectively, “Tax Benefits”). Each Right entitles its holder, under certain circumstances described below, to purchase from us one one-thousandth of a share of Series A

Junior Participating Preferred Stock, at an exercise price of $50.00 per Right, subject to adjustment. The description and terms of the Rights are set forth in a Section 382 Rights Agreement, dated as of November 7, 2022, by and between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (the “Rights Agreement”).

Under the Rights Agreement, the Rights will initially trade with our common stock and will generally become exercisable only if a person (or any persons acting as a group) acquires 4.9% or more of our outstanding common stock. If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of our common stock at a 50% discount. Under the Rights Agreement, any person who currently owns 4.9% or more of our common stock may continue to own its shares of common stock but may not acquire any additional shares without triggering the Rights Agreement. Under the Rights Agreement, the Board has the discretion to exempt any transaction and to exempt any person (or group of persons) from the provisions of the Rights Agreement.

The Rights
The Board authorized the issuance of one Right per each outstanding share of common stock on November 17, 2022. If the Rights become exercisable, each Right would allow its holder to purchase from us one one-hundredth of a share of the Series A Preferred Stock for a purchase price of $50.00. Each fractional share of Series A Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one common share. Prior to exercise, however, a Right does not give its holder any dividend, voting or liquidation rights.
Exercisability
The Rights will not be exercisable until the earlier of:
•10 days after our public announcement that a person or group has become an acquiring person; and
•10 business days (or a later date determined by the Board) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.
The date on which the Rights become exercisable is referred to as the “distribution date.” Until the distribution date, the certificates for the shares of common stock will also evidence the Rights and will contain a notation to that effect. Any transfer of shares of common stock prior to the distribution date will constitute a transfer of the associated Rights. After the distribution date, the Rights will separate from the shares of common stock and be evidenced by right certificates, which we will mail to all holders of Rights that have not become void.
Flip-in Event
After the distribution date, if a person or group already is or becomes an acquiring person, all holders of Rights, except the acquiring person, may exercise their Rights upon payment of the purchase price to purchase shares of common stock (or other securities or assets as determined by the Board) with a market value of two times the purchase price.
Flip-over Event
After the distribution date, if a flip-in event has already occurred and we are acquired in a merger or similar transaction, all holders of Rights except the acquiring person may exercise their Rights, upon payment of the purchase price, to purchase shares of the acquiring corporation with a market value of two times the purchase price of the Rights.

Expiration

The Rights will expire, unless earlier terminated, on the earliest to occur of: (i) the close of business on November 6, 2025; (ii) the time at which the Rights are redeemed; (iii) the time at which all exercisable Rights are exchanged; (iv) the close of business on November 6, 2023, if the approval of our stockholders of the Rights Agreement has not been obtained by that date; (v) the repeal of Section 382 of the Code if the Board determines that the Rights Agreement is no longer necessary or desirable for the preservation of the Tax Benefits; or (vii) the time at which the Board determines that the Tax Benefits are fully utilized or no longer available under Section 382 of the Code or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which we could use the Tax Benefits, or materially impair the amount of the Tax Benefits that could be used by us in any particular time period, for applicable tax purposes.

Redemption
The Board may redeem all (but not less than all) of the Rights for a redemption price of $0.001 per Right at any time before the later of the distribution date and the date of our first public announcement or disclosure that a person or group has become an acquiring person. Once the Rights are redeemed, the Right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the redemption price. The Board may adjust the redemption price if we declare a stock split or issues a stock dividend on the common stock.

Exchange
After the later of the distribution date and the date of our first public announcement that a person or group has become an acquiring person, but before any person beneficially owns 50% or more of the Company’s outstanding shares of common stock, the Board may exchange each Right (other than Rights that have become void) for one share of common stock or an equivalent security.

Anti-Dilution Provisions
The Board may adjust the purchase price of the shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock issuable and the number of outstanding Rights to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a stock split or a reclassification of the Series A Preferred Shares or the shares of common shares. No adjustments to the purchase price of less than 1% will be made.

Amendments
Before the time that the Rights cease to be redeemable, the Board may amend or supplement the Rights Agreement without the consent of the holders of the Rights, except that no amendment may decrease the redemption price below $0.001 per Right. At any time thereafter, the Board may amend or supplement the Rights Agreement only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions or to make any additional changes to the Rights Agreement, but only to the extent that those changes do not impair or adversely affect any Rights holder and do not result in the Rights again becoming redeemable. The limitations on the ability of the Board to amend the Rights Agreement does not affect the power or ability of the Board to take any other action that is consistent with its fiduciary duties, including, without limitation, accelerating or extending the expiration date of the Rights, making any amendment to the Rights Agreement that is permitted by the Rights Agreement or adopting a new rights agreement with such terms as the Board determines in its sole discretion to be appropriate.

No Rights as Stockholder
Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

Exchange Listing

Our common stock is traded on the New York Stock Exchange under the symbol “CPS.”

Transfer Agent
Our transfer agent is Broadridge Corporate Issuer Solutions Inc..

Section 203 of the Delaware General Corporation Law Does Not Apply
We are not governed by Section 203 of the DGCL. Section 203 of the DGCL provides that an “interested stockholder” (a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the outstanding voting stock of a corporation) may not engage in business combinations (such as mergers, consolidations, asset sales and other transactions in which an interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders) with the corporation for a period of three years after the date on which the person became an interested stockholder unless: (i) prior to such time, the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s outstanding voting stock at the time the transaction commenced; or (iii) at or after the time a person became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law
Certain provisions that are included in our certificate of incorporation and bylaws, which are summarized in the following paragraphs, and applicable provisions of the DGCL, may have the effect of discouraging transactions that involve an actual or threatened change of control of the Company or changing our board of directors and management. In addition, provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Blank check preferred
Our board of directors is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to establish the number of shares to be included in each series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each series and the qualifications, limitations and restrictions thereof. We may issue our preferred stock in ways that may delay, deter or prevent a change in control of the Company without further action by our stockholders and may affect the voting and other rights of the holders of our common stock. The issuance of our preferred stock with voting and conversion rights also may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. Our board of directors may issue, or reserve for issuance, any series of preferred stock to be used in connection with a “poison pill” or similar “shareholder rights plan” which, if implemented, may delay, deter or prevent a change in control of the Company.

Directors, not stockholders, fix the size of our board of directors
Our certificate of incorporation provides that the number of directors on our board of directors is initially seven and shall be fixed from time to time by our board of directors.

Remaining directors, not stockholders, fill board vacancies
Newly created directorships resulting from any increase in our authorized number of directors and vacancies in our board of directors resulting from death, resignation, retirement, disqualification or removal from office may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Calling of special meetings of stockholders
Our certificate of incorporation provides that special meetings of our stockholders: (i) may be called by the chairman of the board, the chief executive officer, or any member of the board of directors pursuant to a resolution adopted by a majority of our board of directors; and (ii) must be called by the secretary at the written request (a “special meeting request”) of the holders of record of at least 20% of the voting power of the outstanding stock entitled to vote on the matter or matters to be brought before the proposed special meeting.

Stockholder action by written consent permitted in only limited circumstances
The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our certificate of incorporation provides that our stockholders may not act by written consent, unless the action by written consent of the stockholders is approved in advance by a resolution of our board of directors or except as expressly provided by the terms of any series of preferred stock.

Advance notice requirements for stockholder proposals
Our bylaws establish advance notice procedures with respect to stockholder proposals. Stockholders will only be able to consider proposals at an annual meeting that are specified in the notice of meeting or brought before the annual meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. In order to bring business before an annual meeting, a stockholder’s notice must be received by the secretary of the Company at our principal executive offices not later than 90 calendar days or earlier than 120 calendar days before the first anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by a stockholder to be timely must be so received not earlier than 120 calendar days and not later than the later of 90 calendar days before the date of such annual meeting or the tenth day following the date on which public announcement of the date of the annual meeting is first made by the Company. The adjournment or postponement of an annual meeting or the public announcement thereof does not commence a new time period for the giving of a stockholder’s notice as described above.

Under our bylaws, the business transacted at any special meeting is limited to those matters stated (i) in the notice of such special meeting and (ii) if applicable, in the special meeting request or as otherwise permitted under Sections 2.7 and 3.2 of our bylaws. In the case of a special meeting called due to a special meeting request, a stockholder proper notice to our secretary must be received not later than 15 days prior to the meeting.

Advance notice requirements for director nominations
Our bylaws establish advance notice procedures with respect to stockholder nomination of candidates for election as directors (other than as may be provided by the terms of any series of preferred stock with respect to the rights of holders of such series of preferred stock to elect directors). Stockholders will only be able to consider nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. In order to nominate directors to our board of directors at an annual meeting, a stockholder’s notice must be received by the secretary of the Company at our principal executive offices not later than 90 calendar days or earlier than 120 calendar days before the first anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by a stockholder to be timely must be so received not earlier than 120 calendar days and not later than the later of 90 calendar days before the date of such annual meeting or the tenth day following the date on which public announcement of the date of the annual meeting is first made by the Company. Notwithstanding the foregoing, if the number of directors to be elected to our board of directors at an annual meeting is greater than the number of nominees of the Company and there is no public announcement by us of a decrease in the size of the board of directors at the time notice of the meeting is given to stockholders, a stockholder’s notice shall be timely (but only with respect to the directorships for which the Company has not provided nominees) if proper notice is received not later than 10 days following the date that the notice of the meeting was given by us.

In order to nominate directors at a special meeting of stockholders called for the purpose of electing directors, a stockholder’s notice must be received by the secretary of the Company at our principal executive offices not earlier than 120 calendar days and not later than the later of 90 calendar days before the date of the special meeting or the tenth day following the date on which public announcement of the date of the special meeting is first made by the Company. In the case of a special meeting of stockholders called due to a special meeting request for the purpose of electing directors, proper notice must be received not later than 15 days prior to the meeting.

The adjournment or postponement of an annual meeting or special meeting or the public announcement thereof does not commence a new time period for the giving of a stockholder’s notice as described above.

Amendments to certificate of incorporation
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions may be amended or repealed by our stockholders only by a vote of at least two-thirds of the voting power of all then outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class:

•the number, election and terms of the directors;
•the ability of our board of directors to fill vacancies on the board;
•the removal of directors;
•the rights of the holders of preferred stock to elect directors;
•the power of our board of directors to adopt, amend, alter or repeal the bylaws;
•the limitation on stockholder action by written consent;
•the limitation and notice requirements for special meetings; and
•the amendment provision requiring that the above provisions be amended only with a two-thirds supermajority vote of our stockholders.

Limitations on directors’ and officers’ liability
Our certificate of incorporation contains a provision eliminating the personal liability of our directors to the Company or any of our stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. Our certificate of incorporation and our bylaws also contain provisions generally providing for indemnification and prepayment of expenses to our directors and officers to the fullest extent permitted by applicable law.